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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K/A

                       AMENDMENT NO. 1 TO CURRENT REPORT


    Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  May 12, 1999



                      PLAINS ALL AMERICAN PIPELINE, L.P.
              (Exact name of registrant as specified in charter)



               DELAWARE               1-14569              76-0582150
       (State of Incorporation  (Commission File No.)   (I.R.S. Employer
           OR ORGANIZATION)                             Identification No.)



      500 Dallas Street, Suite 700
            Houston, Texas                                   77002
  (Address of Principal Executive Offices)                 (Zip Code)


      Registrant's telephone number, including area code:  (713) 654-1414


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     All information required by Item 7-Financial Statements of Business Acquired is included in this Form 8-K/A for completeness. The following information included in Item 7 is hereby amended:

(a)  Financial Statements of Business Acquired

     SCURLOCK PERMIAN BUSINESSES
       INTERIM FINANCIAL STATEMENTS:
         Balance Sheets as of March 31, 1999 and December 31, 1998                                                         F-1
         Statements of Operations for the three months ended March 31, 1999 and 1998                                       F-2
         Statements of Cash Flows for the three months ended March 31, 1999 and 1998                                       F-3
         Notes to Interim Financial Statements                                                                             F-4

(b)  Pro Forma Financial Information (unaudited)

     PLAINS ALL AMERICAN PIPELINE, L.P.
       PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
         Introduction                                                                                                     F-20
         Pro Forma Consolidated Balance Sheet as of March 31, 1999                                                        F-21
         Pro Forma Consolidated Statement of Income for the three months ended March 31, 1999                             F-22
         Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998                              F-23
         Notes to Pro Forma Consolidated Financial Statements                                                             F-24

ITEM 7.  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED AND EXHIBITS

(a)  Financial Statements of Business Acquired

     SCURLOCK PERMIAN BUSINESSES
       INTERIM FINANCIAL STATEMENTS:
         Balance Sheets as of March 31, 1999 and December 31, 1998                                                         F-1
         Statements of Operations for the three months ended March 31, 1999 and 1998                                       F-2
         Statements of Cash Flows for the three months ended March 31, 1999 and 1998                                       F-3
         Notes to Interim Financial Statements                                                                             F-4

     SCURLOCK PERMIAN BUSINESSES
       FINANCIAL STATEMENTS
         Report of Independent Accountants                                                                                 F-6
         Report of Independent Accountants                                                                                 F-7
         Statement of Operations for the years ended December 31, 1998, 1997 and 1996                                      F-8
         Balance Sheet as of December 31, 1998 and 1997                                                                    F-9
         Statement of Cash Flows for the years ended December 31, 1998, 1997 and 1996                                     F-10
         Statement of Changes in Parent Company Investment for the years ended
         December 31, 1998, 1997 and 1996                                                                                 F-11
         Notes to Financial Statements                                                                                    F-12

(b)  Pro Forma Financial Information (unaudited)

     PLAINS ALL AMERICAN PIPELINE, L.P.
       PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
         Introduction                                                                                                     F-20
         Pro Forma Consolidated Balance Sheet as of March 31, 1999                                                        F-21
         Pro Forma Consolidated Statement of Income for the three months ended March 31, 1999                             F-22
         Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998                              F-23
         Notes to Pro Forma Consolidated Financial Statements                                                             F-24

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 28, 1999
                                 PLAINS ALL AMERICAN PIPELINE, L.P.

                                 By: PLAINS ALL AMERICAN INC.,
                                     Its General Partner



                                 By:  /s/ Cynthia A. Feeback
                                      -------------------------------
                                 Name:  Cynthia A. Feeback
                                 Title: Treasurer
                                        (Principal Accounting Officer
                                        of the General Partner)

                          SCURLOCK PERMIAN BUSINESSES
                                BALANCE SHEETS
                                (in thousands)

                                                                March 31,            December 31,
                                                                  1999                  1998
                                                             -------------          -------------
                                                              (unaudited)
               ASSETS
CURRENT ASSETS
Cash and cash equivalents                                        $     36                  $346
Accounts receivable, net                                          243,998               259,368
Inventory                                                          37,208                18,258
Other current assets                                                2,988                   445
                                                             -------------          -------------
Total current assets                                              284,230               278,417
                                                             -------------          -------------
PROPERTY AND EQUIPMENT                                            143,425               145,436
Less allowance for depreciation and amortization                  (15,215)              (13,621)
                                                             -------------          -------------
                                                                  128,210               131,815
                                                             -------------          -------------
OTHER ASSETS
Investments and long-term receivables                               2,512                 2,487
Other                                                               1,706                 1,892
                                                             -------------          -------------
                                                                 $416,658              $414,611
                                                             =============          =============
        LIABILITIES AND PARENT COMPANY INVESTMENT

CURRENT LIABILITIES
Accounts payable                                                 $301,440              $294,870
Payroll and benefits payable                                        2,539                 4,865
Other current liabilities                                           6,498                 9,731
                                                             -------------          -------------
Total current liabilities                                         310,477               309,466
PARENT COMPANY INVESTMENT                                         106,181               105,145
                                                             -------------          -------------
                                                                 $416,658              $414,611
                                                             =============          =============

  The accompanying notes are an integral part of these financial statements.

                          SCURLOCK PERMIAN BUSINESSES
                           STATEMENTS OF OPERATIONS
                          (in thousands) (unaudited)

                                                              Three Months Ended
                                                                   March 31,
                                                            ----------------------
                                                               1999        1998
                                                            ----------   ---------
REVENUES                                                     $775,331    $816,526
COSTS AND EXPENSES
Cost of sales (excludes items shown below)                    763,511     805,224
Selling, general and administrative expenses                    7,956       6,941
Depreciation and amortization                                   2,952       2,847
Taxes other than income taxes                                     757       1,393
Inventory market valuation charge (credit)                    (10,014)      4,530
                                                            ----------   ---------
Total costs and expenses                                      765,162     820,935
                                                            ----------   ---------
NET INCOME (LOSS)                                             $10,169     ($4,409)
                                                            ==========   =========

  The accompanying notes are an integral part of these financial statements.

                          SCURLOCK PERMIAN BUSINESSES
                           STATEMENTS OF CASH FLOWS
                          (in thousands) (unaudited)

                                                           Three Months Ended March 31,
                                                          -----------------------------
                                                            1999                1998
                                                          ---------           ---------
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net income (loss)                                          $10,169             ($4,409)
Items not affecting cash flows
  from operating activities:
     Depreciation and amortization                           2,952               2,847
     Inventory market valuation charge (credit)            (10,014)              4,530
     Gain on disposal of assets                               (909)                  -
Change in assets and liabilities
     Accounts receivable                                    14,886              20,059
     Inventory                                              (8,936)             (4,747)
     Accounts payable and other current liabilities         (1,342)             (5,951)
     Other, net                                               (524)               (467)
                                                          ---------           ---------
     Net cash provided by (used in)
       operating activities                                  6,282              11,862
                                                          ---------           ---------
CASH FLOWS FROM
  INVESTING ACTIVITIES
Disposal of assets                                           3,112                   -
Capital expenditures                                          (546)                (82)
Affiliates - distributions from (investments in)               (25)                 21
                                                          ---------           ---------
Net cash provided by (used in) investing activities          2,541                 (61)
                                                          ---------           ---------
CASH FLOWS FROM
  FINANCING ACTIVITIES
Net change in Parent Company advances                       (9,133)            (11,554)
                                                          ---------           ---------
Net cash provided by (used in) financing activities         (9,133)            (11,554)
                                                          ---------           ---------
Net increase (decrease) in cash
  and cash equivalents                                        (310)                247
Cash and cash equivalents, beginning of period                 346                  34
                                                          ---------           ---------
Cash and cash equivalents, end of period                       $36                $281
                                                          =========           =========

  The accompanying notes are an integral part of these financial statements.

SCURLOCK PERMIAN BUSINESSES
NOTES TO INTERIM FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

1. Scurlock Permian LLC (SPLLC) was a wholly owned subsidiary of Marathon Ashland Petroleum LLC (MAP). MAP was formed effective January 1, 1998, and is owned 62% by Marathon Oil Company (Marathon) and 38% by Ashland Inc. (Ashland).

     On March 17, 1999, MAP entered into an agreement with Plains Marketing, L.P. (Plains) providing for the sale of MAP's membership interest in SPLLC and certain other pipeline assets (collectively, the Scurlock Permian Businesses or the Company) to Plains. This transaction was consummated on May 12, 1999. The accompanying financial statements do not include any adjustments that might result from the sale.

     The accompanying financial statements pertain to the businesses that were sold to Plains and represent a carve-out financial statement presentation of a MAP operating unit as of March 31, 1999, and for the three months ended March 31, 1999 and 1998. The unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of MAP's management are necessary for a fair statement of the results for the interim periods presented. The financial statements include allocations and estimates of direct and indirect MAP corporate administrative costs attributable to the Company. The methods by which such amounts are attributed or allocated are deemed reasonable by MAP's management. The financial information herein is not necessarily indicative of the financial position, results of operations and cash flows that would have been reported if the Company had operated as an unaffiliated enterprise, nor is it indicative of future results.

     In connection with the formation of MAP, Marathon acquired certain refining, marketing and transportation net assets, including the operations comprising SPLLC, from Ashland in exchange for a 38% interest in MAP. The acquisition of Ashland's net assets was accounted for under the purchase method of accounting.

     The Company is an independent gatherer and marketer of crude oil in the United States, operating in 14 states. Major operations consist of pipeline, barge and truck operations. The pipeline component owns and operates more than 2,400 miles of active pipelines that transport crude oil from leases and unloading stations to major pipeline connections and terminals. The barge facilities consist of eight owned barge terminals located in Louisiana and Texas. The truck operations consist of a fleet of more than 225 units transporting crude to various locations.

2. For the quarters ended March 31, 1999 and 1998, the Company was treated as a partnership for federal and most state income tax purposes, and the tax effect of its activities accrued to Marathon and Ashland. As a result, no provision for federal or state income taxes has been made in the accompanying financial statements.

3. For purposes of these separate financial statements, payables and receivables related to transactions between the Company and MAP are included as a component of the Parent Company investment. Transactions during the first quarter of 1999 and 1998 between the Scurlock Permian Businesses and Marathon and Ashland are considered to be related party transactions.

4. At December 31, 1998, the Company recorded a charge to costs and expenses of approximately $10 million to reflect an inventory market valuation reserve. Such amount represented the amount by which the recorded LIFO cost basis of crude oil inventory exceeded net realizable value as of such date. At March 31, 1999, the inventory market valuation reserve was released due to increased crude oil prices and inventory turnover and the Company recognized a non cash credit to costs and expenses of approximately
     $10 million.

Inventories consist of the following:

                                          March 31, 1999    December 31, 1998
                                          ---------------   ------------------
                                            (Thousands)        (Thousands)

 Crude oil                                     $30,349           $21,294
 Pipeline line fill                              4,400             4,638
 Materials and supplies                          2,182             2,004
 Bulk fuel                                         277               336
                                               -------           -------
    Total (at cost)                             37,208            28,272
 Less inventory market valuation reserve             -            10,014
                                               -------           -------
    Net inventory carrying value               $37,208           $18,258
                                               =======           =======

5. The Company is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Under the agreement for the sale of the Company by MAP to Plains, MAP has agreed to indemnify and hold harmless the Company and Plains for claims, liabilities and losses (collectively "Losses") resulting from any act or omission attributable to the Company's business or properties occurring prior to the date of the closing of such sale to the extent the aggregate amount of such Losses exceed $1 million; provided however, that claims for such Losses must be asserted by the Company against MAP on or before May 15, 2003. Certain identified Losses and the first $25,000 of any individual claim are not included in the calculation of the foregoing $1 million indemnification threshold.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Managers of
Marathon Ashland Petroleum LLC

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in parent company investment present fairly, in all material respects, the financial position of the Scurlock Permian Businesses (a division of Marathon Ashland Petroleum LLC, hereinafter referred to as MAP) at December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of MAP's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
April 30, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Managers of
Marathon Ashland Petroleum LLC

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in parent company investment present fairly, in all material respects, the financial position of Scurlock Permian Corporation, the predecessor entity of the Scurlock Permian Businesses, at December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Marathon Ashland Petroleum LLC's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
April 30, 1999

STATEMENT OF OPERATIONS (Dollars in thousands)

SCURLOCK PERMIAN BUSINESSES

                                                                                       (Predecessor)
                                                            (Company)                    Year Ended
                                                           Year Ended         ----------------------------------
                                                       December 31, 1998      December 31, 1997 December 31,1996
                                                       -----------------      ----------------- ----------------
REVENUES - Note E                                          $3,773,536             $4,267,720      $4,246,245

Costs and expenses:
 Cost of sales (excludes items shown below) - Note E        3,742,276              4,214,952       4,189,303
 Selling, general and administrative expenses                  31,033                 31,800          32,501
 Depreciation and amortization                                 11,136                 16,337          16,576
 Taxes other than income taxes                                  2,653                  2,689           2,846
 Inventory market valuation charges (credit) - Note H          10,014                  6,485          (2,650)
                                                           ----------             ----------      ----------
          Total costs and expenses                          3,797,112              4,272,263       4,238,576
                                                           ----------             ----------      ----------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES             (23,576)                (4,543)          7,669
Provision (benefit) for estimated income taxes - Note G             -                 (1,176)          3,148
                                                           ----------             ----------      ----------
NET INCOME (LOSS)                                          $  (23,576)            $   (3,367)     $    4,521
                                                           ==========             ==========      ==========

The accompanying notes are an integral part of these financial statements.

BALANCE SHEET (Dollars in thousands)

SCURLOCK PERMIAN BUSINESSES

                                                                   (Company)          (Predecessor)
                                                               December 31, 1998    December 31, 1997
                                                               ------------------   ------------------
ASSETS
 Current assets:
    Cash and cash equivalents                                           $    346             $     34
    Receivables (net of allowance of $180 and $153)                      259,368              262,722
    Inventories - Note H                                                  18,258               26,861
    Deferred income taxes - Note G                                             -                2,270
    Other current assets                                                     445                3,422
                                                                        --------             --------
          Total current assets                                           278,417              295,309

 Investments and long-term receivables - Note I                            2,487                1,614
 Property, plant and equipment - net - Note J                            131,815              109,618
 Other noncurrent assets - net                                             1,892               17,234
                                                                        --------             --------
          Total assets                                                  $414,611             $423,775
                                                                        ========             ========
LIABILITIES
 Current liabilities:
    Accounts payable                                                    $294,870             $319,111
    Payroll and benefits payable                                           4,865                5,039
    Other current liabilities                                              9,731                7,621
                                                                        --------             --------
          Total current liabilities                                      309,466              331,771

 Long-term deferred income taxes - Note G                                      -                2,473
 Other long-term liabilities                                                   -                6,279
                                                                        --------             --------
          Total liabilities                                              309,466              340,523

PARENT COMPANY INVESTMENT - Note D                                       105,145               83,252
                                                                        --------             --------
          Total liabilities and Parent Company investment               $414,611             $423,775
                                                                        ========             ========


The accompanying notes are an integral part of these financial statements.

STATEMENT OF CASH FLOWS (Dollars in thousands)

SCURLOCK PERMIAN BUSINESSES

                                                                                                    (Predecessor)
                                                                      (Company)                      Year Ended
                                                                      Year Ended       --------------------------------------
                                                                  December 31, 1998    December 31, 1997    December 31, 1996
                                                                  ------------------   ------------------   -----------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

OPERATING ACTIVITIES:
Net income (loss)                                                          $(23,576)           $  (3,367)            $  4,521
Adjustments to reconcile to net cash provided
 from (used in) operating activities:
    Depreciation and amortization                                            11,136               16,337               16,576
    Inventory market valuation charges (credits)                             10,014                6,485               (2,650)
    Deferred income taxes                                                         -               (2,057)               1,657
    Gain on disposal of assets                                                   82                   18                  234
    Changes in current assets and liabilities:
       Receivables                                                            3,563               49,190              (51,438)
       Inventories                                                           (1,946)               4,828                9,386
       Accounts payable and accrued expenses                                (10,754)            (109,103)              49,621
    All other - net                                                             190               (1,830)               3,064
                                                                           --------            ---------             --------
       Net cash provided from (used in) operating activities                (11,291)             (39,499)              30,971
                                                                           --------            ---------             --------
INVESTING ACTIVITIES:
Disposal of assets                                                              117                  443                1,760
Capital expenditures                                                         (4,293)              (8,269)              (5,627)
Affiliates - distributions from (investments in)                                 81                   95                 (546)
                                                                           --------            ---------             --------
 Net cash used in investing activities                                       (4,095)              (7,731)              (4,413)
                                                                           --------            ---------             --------
FINANCING ACTIVITIES:
Net change in Parent Company advances                                        15,698               46,827              (27,017)
                                                                           --------            ---------             --------
 Net cash provided from (used in) financing activities                       15,698               46,827              (27,017)
                                                                           --------            ---------             --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            312                 (403)                (459)

Cash and cash equivalents at beginning of year                                   34                  437                  896
                                                                           --------            ---------             --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $    346            $      34             $    437
                                                                           ========            =========             ========

See Note K for supplemental cash flow information.


The accompanying notes are an integral part of these financial statements.

STATEMENT OF CHANGES IN PARENT COMPANY INVESTMENT (Dollars in thousands)

SCURLOCK PERMIAN BUSINESSES


                                                           (Predecessor)

Parent Company investment at December 31, 1995                 $ 62,288

 Net income for the year ended December 31, 1996                  4,521

 Net advances from (to) Parent Company                          (27,017)
                                                               --------
Parent Company investment at December 31, 1996                   39,792

 Net loss for the year ended December 31, 1997                   (3,367)
 Net advances from (to) Parent Company                           46,827
                                                               --------
Parent Company investment at December 31, 1997                 $ 83,252
                                                               ========

--------------------------------------------------------------------------------

                                                               (Company)

Parent Company investment at January 1, 1998 - Note A          $113,023

 Net loss for the year ended December 31, 1998                  (23,576)
 Net advances from (to) Parent Company                           15,698
                                                               --------

Parent Company investment at December 31, 1998                 $105,145
                                                               ========



The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

SCURLOCK PERMIAN BUSINESSES


NOTE A - BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

Scurlock Permian LLC (SPLLC) is a wholly owned subsidiary of Marathon Ashland Petroleum LLC (MAP). MAP was formed effective January 1, 1998, and is owned 62% by Marathon Oil Company (Marathon) and 38% by Ashland Inc. (Ashland). Prior to January 1, 1998, SPLLC was organized as a stock corporation named Scurlock Permian Corporation and was a wholly owned subsidiary of Ashland. Throughout these financial statements, the term, Parent Company, relates to MAP for 1998 and Ashland for 1997 and 1996.

On March 17, 1999, MAP entered into an agreement with Plains Marketing, L.P. (Plains) providing for the sale of MAP's membership interest in SPLLC and certain other pipeline assets (collectively, the Scurlock Permian Businesses or the Company) to Plains. This transaction is anticipated to be consummated in the second quarter of 1999. The accompanying financial statements do not include any adjustments that might result from the proposed sale.

The accompanying financial statements pertain to the business that is being sold to Plains and represent a carve-out financial statement presentation of a MAP operating unit as of and for the year ended December 31, 1998, and of Scurlock Permian Corporation (the Predecessor) as of December 31, 1997 and 1996 and for the years then ended. The financial statements include allocations and estimates of direct and indirect Parent Company corporate administrative costs attributable to the Company or the Predecessor as described in Note D. The methods by which such amounts are attributed or allocated are deemed reasonable by the Parent Company's management. The financial information herein is not necessarily indicative of the financial position, results of operations and cash flows that would have been reported if the Company or the Predecessor had operated as an unaffiliated enterprise, nor is it indicative of future results.

In connection with the formation of MAP, Marathon acquired certain refining, marketing and transportation net assets, including the operations comprising SPLLC, from Ashland in exchange for a 38% interest in MAP. The acquisition of Ashland's net assets was accounted for under the purchase method of accounting. As a result, the financial statements of the Scurlock Permian Businesses for the year ended December 31, 1998, were prepared on a different basis than the financial statements of the Predecessor for the years ended December 31, 1997 and 1996. Due to this lack of comparability, a "black line" has been used to separate the reporting periods.

The Company and the Predecessor are independent gatherers and marketers of crude oil in the United States, operating in 14 states. Major operations consist of pipeline, barge and truck operations. The pipeline component owns and operates more than 2,400 miles of active pipelines that transport crude oil from leases and unloading stations to major pipeline connections and terminals. The barge facilities consist of eight owned barge terminals located in Louisiana and Texas. The truck operations consist of a fleet of more than 250 units transporting crude to various locations.

NOTE B - SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

PRINCIPLES APPLIED IN CONSOLIDATION - The investment in the entity over which the Company or the Predecessor has significant influence is accounted for using the equity method. The proportionate share of income from this equity method investment is included in revenues. The investment in the other entity over which the Company or the Predecessor does not have significant influence and whose stock does not have a readily determinable fair value is carried at cost.

USE OF ESTIMATES - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets, valuation allowances for receivables and inventories, environmental liabilities and liabilities for potential claims and settlements. Actual results could differ from the estimates and assumptions used.

REVENUE RECOGNITION - Revenues principally include sales, equity income and gains or losses on the disposal of assets. Sales are recognized when products are shipped or services are provided to customers. Matching crude oil buy/sell transactions settled in cash are included in both revenues and costs and expenses, with no effect on income. As of December 31, 1998 and 1997, receivables from two customers comprised 11 percent and 12 percent, respectively, of total receivables.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and on deposit. The Company and the Predecessor participate in the Parent Company's centralized funding and cash management system (non-interest bearing) (see
Note D).

Inventories - Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

DERIVATIVE INSTRUMENTS - The Company and the Predecessor engage in commodity risk management activities within the normal course of its business as an end-user of derivative instruments (see Note M). Management is authorized to manage exposure to price fluctuations related to the purchase and sale of crude oil through the use of derivative non-financial instruments. Derivative non-financial instruments require or permit settlement by delivery of commodities and include exchange-traded commodity futures contracts. The Company's and the Predecessor's practices do not permit derivative positions to remain open if the underlying physical market risk has been removed. Changes in the market value of derivative instruments are deferred, including both closed and open positions, and are subsequently recognized in income, as sales or cost of sales, in the same period as the underlying transaction. The margin receivable accounts required for open commodity contracts reflect changes in the market prices of the underlying commodity and are settled on a daily basis.

Recorded deferred gains or losses are reflected within other current assets or accounts payable. Cash flows from the use of derivative instruments are reported in the same category as the hedged item in the Statement of Cash Flows.

LONG-LIVED ASSETS - Property, plant and equipment are stated at cost and are depreciated principally by the straight-line method based on estimated useful lives of: a) 15 years for right of way, b) 5 to 15 years for building and furniture, and c) 3 to 15 years for transportation and terminal equipment. Impairment of assets is evaluated on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

ENVIRONMENTAL LIABILITIES - Provision is made for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure (see Note N).

INSURANCE - The Company and the Predecessor maintain insurance for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

INCOME TAXES - For the year ended December 31, 1998, the Company was treated as a partnership for federal and most state income tax purposes, and the tax effect of its activities accrued to Marathon and Ashland. As a result, no provision for federal or state income taxes has been made in the accompanying financial statements for 1998 activity.

Prior to January 1, 1998, when the Predecessor was wholly owned by Ashland, it operated as a corporation. Accordingly, these financial statements include a provision for income taxes for the periods ended December 31, 1997 and 1996. Income taxes pertaining to the years 1997 and 1996 are computed on a separate return basis using the liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Because the Predecessor was included in the federal and state income tax returns filed by Ashland, the calculation of the related tax provisions and deferred taxes necessarily requires certain assumptions, allocations and estimates which management believes are reasonable to reflect the tax reporting for the Predecessor as a stand-alone taxpayer.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying values of most financial instruments are based on historical costs. The carrying values of cash and cash equivalents, receivables and payables approximate their fair value due to the short-term maturity of these instruments.

NOTE C - NEW ACCOUNTING STANDARD

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This new standard requires recognition of all derivatives as either assets or liabilities at fair value. SFAS No. 133 may result in additional volatility in both current period earnings and other comprehensive income as a result of recording recognized and unrecognized gains and losses resulting from changes in the fair value of derivative instruments. SFAS 133 requires a comprehensive review of all outstanding derivative instruments to determine whether or not their use meets the hedge accounting criteria. It is possible that there will be derivative instruments employed in the Company's businesses that do not meet all of the designated hedge criteria, and they will be reflected in income on a mark-to-market basis. Based upon the strategies currently employed by the Company, the relatively short-term duration of most of the Company's derivative strategies, and the level of activity related to commodity-based derivative instruments in recent periods, the Company does not anticipate the effect of adoption to have a material impact on either financial position or results of operations. The Company plans to adopt SFAS No. 133 effective January 1, 2000, as required.

NOTE D - PARENT COMPANY INVESTMENT, ALLOCATIONS AND RELATED PARTY TRANSACTIONS

For purposes of these separate financial statements, payables and receivables related to transactions between the Company and MAP and the Predecessor and Ashland, as well as payables and refunds related to income taxes, are included as a component of the Parent Company investment. Transactions in 1998 between the Scurlock Permian Businesses and Marathon and Ashland are considered to be related party transactions.

The Company's sales in 1998 to Ashland were $580 thousand; sales to MAP were $732,832 thousand; and sales to Marathon were $2,195 thousand. The Predecessor's sales in 1997 and 1996 to Ashland were $793,920 thousand and $942,299 thousand, respectively. The Company's purchases in 1998 from MAP totaled $106,317 thousand and purchases from Marathon were $9,531 thousand. The Predecessor's purchases in 1997 and 1996 from Ashland totaled $129,816 thousand and $121,837 thousand, respectively. Such transactions were in the ordinary course of business and include the purchase, sale and transportation of crude oil.

MAP, Ashland and Marathon provided computer, treasury, accounting, internal auditing and legal services to the Company in 1998 and Ashland provided such services to the Predecessor in 1997 and 1996. Charges for these services were allocated based on usage or other methods, such as headcount and square footage, that management believed to be reasonable. Charges to the Company for these services for the year ended December 31, 1998 totaled $7,722 thousand. Ashland charges for these services in 1997 and 1996 were $7,787 thousand and $6,423 thousand, respectively. The Parent Company uses a centralized cash management system (non-interest bearing) under which cash receipts of the Company and the Predecessor were remitted to the Parent Company and cash disbursements of the Company and the Predecessor were funded by the Parent Company.

As of December 31, 1998, receivables included $832 thousand due from Ashland. The Company's accounts payable as of December 31, 1998, included $1,601 thousand due to Marathon.

NOTE E - REVENUES

The items below are included in revenues and costs and expenses, with no effect on income.

                                                                               (Predecessor)
                                                  (Company)                      Year Ended
                                                  Year Ended          ------------------------------------
                                               December 31, 1998      December 31, 1997  December 31, 1996
                                               -----------------      -----------------  -----------------
                                                  (Thousands)                      (Thousands)
Matching crude oil buy/sell
 transactions settled in cash                      $2,179,843             $2,851,069         $2,665,054

NOTE F - EMPLOYEE BENEFITS

For the purposes of these financial statements, the Company and the Predecessor are considered to participate in multi-employer benefit plans.

The Company's employees were included in the various employee benefit plans of MAP in 1998 and the Predecessor's employees were included in the various employee benefit plans of Ashland for the years ended December 31, 1997 and 1996. These plans included retirement plans, employee and retiree medical, dental and life insurance plans, 401(k) and profit-sharing plans and other such benefits.

MAP has noncontributory defined benefit pension plans covering substantially all employees of the Scurlock Permian Businesses. Benefits under these plans are based primarily upon years of service and career earnings. The funding policy for all plans provides that payments to the pension trusts shall be equal to the minimum funding requirements of the Employee Retirement and Income Security Act, plus such additional amounts as may be approved. No charges have been allocated to the Scurlock Permian Businesses for the MAP defined benefit pension plans for the year ended December 31, 1998, as the plans are in an overfunded position.

MAP also has defined benefit retiree health insurance plans covering most employees of the Scurlock Permian Businesses upon their retirement. Health benefits are primarily provided through comprehensive hospital, surgical and major medical benefit provisions subject to various cost-sharing features.

The Company's and the Predecessor's share of employee benefit expenses were $3,121 thousand, $4,815 thousand and $4,117 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE G - INCOME TAXES

Provision (benefit) for estimated income taxes:

                                          (Predecessor) Year Ended
                                   ---------------------------------------
                                   December 31, 1997    December 31, 1996
                                   ------------------   ------------------
                                      (Thousands)          (Thousands)
FEDERAL TAXES:
 Current                                $   821               $1,389
 Deferred                                (2,057)               1,657
                                        -------               ------
    Total federal taxes                  (1,236)               3,046

STATE AND LOCAL TAXES:                       60                  102
                                        -------               ------
    Total provision (benefit)           $(1,176)              $3,148
                                        =======               ======


For the year ended December 31, 1998, the Company was treated as a partnership for federal and most state income tax purposes and the tax effect of its activities accrued to Marathon and Ashland. As a result, no provision for income taxes has been made in the accompanying financial statements for 1998 activity. Prior to January 1, 1998, the Predecessor was wholly owned by Ashland and operated as a corporation. Accordingly, these financial statements include a provision for income taxes for the periods ended December 31, 1997 and 1996. Income taxes pertaining to the years 1997 and 1996 are computed on a separate return basis using the liability method as prescribed by Statement of Financial Accounting Standards No. 109.

The deferred tax asset and liability at December 31, 1997 principally arise from differences between the book and tax basis of inventory and property, plant and equipment, respectively.

A reconciliation of the federal statutory tax rate (35%) to the total income tax provision (benefit) follows:

                                                                   (Predecessor)
                                                               1997           1996
                                                           -------------   -----------
                                                            (Thousands)    (Thousands)

Statutory rate applied to income before income taxes            $(1,590)       $2,684
Nondeductible goodwill and business expenses                        375           398
State and local income taxes after federal income tax
 benefit                                                             39            66
                                                                -------        ------
    Total provision (benefit)                                   $(1,176)       $3,148
                                                                =======        ======

NOTE H - INVENTORIES

Inventories consist of the following:

                                                 (Company)          (Predecessor)
                                             December 31, 1998    December 31, 1997
                                             ------------------   ------------------
                                                (Thousands)          (Thousands)

Crude oil                                          $21,294              $24,417
Pipeline line fill                                   4,638                6,273
Materials and supplies                               2,004                2,248
Bulk fuel                                              336                  408
                                                   -------              -------
    Total (at cost)                                 28,272               33,346
Less inventory market valuation reserve             10,014                6,485
                                                   -------              -------
    Net inventory carrying value                   $18,258              $26,861
                                                   =======              =======

Inventories of crude oil and pipeline line fill are valued by the LIFO method. At December 31, 1998 and 1997, the LIFO method accounted for approximately 92% of the total inventory value. During 1997, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 1997 purchases, the effect of which decreased cost of goods sold by approximately $1,382 thousand and increased net income by approximately $898 thousand.

The inventory market valuation reserve reflects the extent that the recorded LIFO cost basis of crude oil inventories exceeds net realizable value. The reserve is decreased to reflect increases in market prices and inventory turnover and increased to reflect decreases in market prices. Changes in the inventory market valuation reserve result in noncash charges or credits to costs and expenses.

NOTE I - INVESTMENTS AND LONG-TERM RECEIVABLES

                                  (Company)          (Predecessor)
                              December 31, 1998    December 31, 1997
                              ------------------   ------------------
                                 (Thousands)          (Thousands)

Equity method investment            $2,466              $   981
Cost method investment                   -                  633
Other                                   21                    -
                                    ------              -------
                                    $2,487              $ 1,614
                                    ======              =======

The following represents summarized financial information of the affiliate accounted for by the equity method of accounting:

                                                            (Predecessor)
                              (Company)                      Year Ended
                              Year Ended       --------------------------------------
                          December 31, 1998    December 31, 1997    December 31, 1996
                          -----------------    -----------------    -----------------
                             (Thousands)                     (Thousands)
Income data:
 Revenues                        $2,110               $2,474               $3,039
 Operating income                    66                  135                  252
 Net income                          66                  135                  252


                          December 31, 1998                         December 31, 1997
                          -----------------                         -----------------
                             (Thousands)                               (Thousands)
Balance sheet data:
 Current assets                 $   44                                    $   28
 Non-current assets              1,835                                     1,961
 Current liabilities                44                                        28

Dividends and partnership distributions received from equity affiliates in 1998, 1997 and 1996 were $81 thousand, $95 thousand and $86 thousand, respectively. Purchases from equity affiliates in 1998, 1997 and 1996 totaled $2,110 thousand, $2,474 thousand and $3,039 thousand, respectively. Sales to equity affiliates in 1998, 1997 and 1996 totaled $1,552 thousand, $1,825 thousand and $2,233 thousand, respectively.

NOTE J - PROPERTY, PLANT AND EQUIPMENT

                                               (Company)          (Predecessor)
                                           December 31, 1998    December 31, 1997
                                           ------------------   ------------------
                                              (Thousands)          (Thousands)
Land                                            $  1,270             $  2,190
Construction in progress                           3,025                  385
Right of way                                      17,928               39,604
Building and furniture                             3,323               20,402
Transportation and terminal equipment            119,890              210,958
                                                --------             --------
    Total                                        145,436              273,539
Less accumulated depreciation                     13,621              163,921
                                                --------             --------
    Net                                         $131,815             $109,618
                                                ========             ========

NOTE K - SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                (Predecessor)
                                                 (Company)                        Year Ended
                                                 Year Ended          -------------------------------------
                                              December 31, 1998      December 31, 1997   December 31, 1996
                                              -----------------      -----------------   -----------------
                                                 (Thousands)                      (Thousands)
Income taxes paid to Parent Company                 $    -                  $5,517             $5,836

Non-cash investing and financing activities:
 Like-kind exchanges of transportation equipment    $4,540                  $    -             $5,102

NOTE L - LEASES

The Company and the Predecessor lease a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, and transportation equipment.

Future minimum commitments of the Company for operating leases having remaining, noncancelable lease terms in excess of one year are as follows:

                                      Operating Leases
                                      -----------------
                                         (Thousands)

1999                                       $ 2,073
2000                                         2,071
2001                                         2,073
2002                                           524
2003                                           384
Later Years                                  4,811
                                           -------
    Total minimum lease payments           $11,936
                                           =======

Operating lease costs, which consisted principally of minimum rentals, were $9,396 thousand, $9,430 thousand and $10,922 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE M - DERIVATIVE INSTRUMENTS

The Company and the Predecessor use exchange-traded future contracts to manage exposure to price fluctuations related to the anticipated purchase and sale of crude oil. The exchange-traded futures contracts do not have a corresponding fair value since changes in market prices are settled on a daily basis. The Company remains at risk for possible changes in the market value of the derivative instrument; however, such risk should be mitigated by price changes in the underlying hedged item.

The following table sets forth quantitative information for exchange-traded commodity futures:

                                           Recorded
                                           Deferred          Aggregate
                                           Gain or           Contract
                                            (Loss)           Values (a)
                                         ------------    ----------------
                                          (Thousands)       (Thousands)
 (Company)
 DECEMBER 31, 1998:
   Exchange-traded commodity futures       $     191           $  8,964

 (Predecessor)
 DECEMBER 31, 1997:
   Exchange-traded commodity futures       $  (2,817)          $ 29,157


(a) Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts. The contract or notional amounts do not reflect the extent to which positions may offset one another.


NOTE N - CONTINGENCIES AND COMMITMENTS

The Company and the Predecessor are the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Company's financial statements. However, the Company's management believes that the Company will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

ENVIRONMENTAL MATTERS - The Company and the Predecessor are subject to federal, state, and local laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 1997, the Predecessor had $4,228 thousand accrued for remediation costs on existing properties. In connection with the formation of MAP (see Note A), Marathon and Ashland retained the liability, subject to certain thresholds, for costs associated with remediating conditions existing prior to January 1, 1998. No amounts were accrued by the Company at December 31, 1998 for environmental matters. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

COMMITMENTS - The Company has a contract for use of an oil terminal in Louisiana with an initial three-year term that began on July 1, 1998. At the end of three years, the agreement will automatically extend from year to year unless either party cancels it. The Company is committed to a "minimum receipt throughput volume" of 4,500 barrels per day at $.25 per barrel.

                PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
              PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES


INTRODUCTION

     The accompanying unaudited pro forma consolidated financial statements are presented to reflect the acquisition of Scurlock Permian LLC and certain other pipeline assets (the "Scurlock Acquisition") from Marathon Ashland Petroleum LLC ("MAP") by Plains Scurlock Permian, L.P. ("Plains Scurlock"), a newly formed operating limited partnership of Plains All American Pipeline, L.P. ("PAA"). The Scurlock Acquisition was consummated on May 12, 1999, and has been accounted for using the purchase method of accounting. The pro forma consolidated balance sheet as of March 31, 1999 and the pro forma consolidated statement of income for the three months ended March 31, 1999 are based upon the historical financial statements of PAA, and the Scurlock Permian Businesses ("Scurlock"). The Scurlock financial statements pertain to the business sold to PAA by MAP and represent a carve-out financial statement presentation of a MAP operating unit. PAA is a limited partnership formed in the third quarter of 1998, to acquire and operate the midstream crude oil business and assets of Plains Resources Inc. and its wholly owned subsidiaries (the "Plains Midstream Subsidiaries" or the "Predecessor"). On November 23, 1998, PAA completed the initial public offering and the transactions whereby PAA became the successor to the business of the Predecessor. The pro forma consolidated statement of operations for the year ended December 31, 1998, is based on the historical consolidated income statement of PAA (for the period from November 23, 1998 to December 31, 1998), the historical combined income statement of the Predecessor (for the period from January 1, 1998 to November 22, 1998), and the historical statement of operations of Scurlock for the year ended December 31, 1998. Certain reclassifications have been made to the historical Scurlock financial statements to conform to PAA's presentation (see pro forma note K).

     The unaudited pro forma consolidated financial statements are not necessarily indicative of the results of the future operations of PAA. The unaudited pro forma consolidated financial statements should be read in conjunction with the notes thereto and the historical financial statements of Scurlock, included in Item 7 (a) of this Form 8-K/A. In addition, reference should be made to the historical financial statements of PAA included in Form 10-K for the year ended December 31, 1998, and included in Form 10-Q for the three months ended March 31, 1999, filed with the Securities and Exchange Commission.

     The following unaudited pro forma consolidated financial statements have been prepared as if the Scurlock Acquisition and related transactions had taken place on March 31, 1999, in the case of the pro forma consolidated balance sheet or as of January 1, 1998, in the case of the pro forma consolidated statement of income for the three months ended March 31, 1999, and the pro forma consolidated statement of operations for the year ended December 31, 1998.

              PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
               PRO FORMA CONSOLIDATED BALANCE SHEET (unaudited)
                                MARCH 31, 1999
                                (in thousands)

                                                              Historical
                                                    -----------------------------
                                                     Plains All       Scurlock
                                                      American        Permian        Pro Forma
                                                    Pipeline, L.P.   Businesses      Adjustments    Note      Pro Forma
                                                    --------------  -------------   -------------  -------  --------------
                                                              ASSETS
CURRENT ASSETS
Cash and cash equivalents                                   $ 683           $ 36       $ 142,365     A              $ 719
                                                                                        (142,365)    B
Accounts receivable                                       156,159        243,998          42,743     C            433,732
                                                                                          (9,168)    J
Due from affiliates                                         4,757              -               -                    4,757
Inventory                                                  24,564         37,208         (16,057)    B             43,256
                                                                                          (2,459)    B
Prepaid expenses and other                                    852          2,988               -                    3,840
                                                    --------------  -------------   -------------           --------------
Total current assets                                      187,015        284,230          15,059                  486,304
                                                    --------------  -------------   -------------           --------------
PROPERTY AND EQUIPMENT
Crude oil pipeline, gathering and terminal assets         380,956        143,425         124,725     B            505,681
                                                                                        (138,287)    B
                                                                                          (5,138)    D
Other property and equipment                                  671              -           1,503     B              2,174
                                                    --------------  -------------   -------------           --------------
                                                          381,627        143,425         (17,197)                 507,855
Less allowance for depreciation and amortization           (3,177)       (15,215)         14,646     B             (3,177)
                                                                                             569     D
                                                    --------------  -------------   -------------           --------------
                                                          378,450        128,210          (1,982)                 504,678
                                                    --------------  -------------   -------------           --------------
OTHER ASSETS
Pipeline linefill                                          57,001              -          16,057     B             73,058
Other                                                      10,846          4,218          (2,514)    B             13,946
                                                                                          (1,704)    B
                                                                                           3,100     B
                                                    --------------  -------------   -------------           --------------
                                                        $ 633,312      $ 416,658        $ 28,016               $1,077,986
                                                    ==============  =============   =============           ==============

                                                 LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable and other current liabilities          $ 151,385      $ 310,477         $ 1,000     B          $ 453,694
                                                                                          (9,168)    J
Interest payable                                            1,356              -               -                    1,356
Due to affiliates                                          12,285              -               -                   12,285
Notes payable                                               4,100              -               -                    4,100
                                                    --------------  -------------   -------------           --------------
Total current liabilities                                 169,126        310,477          (8,168)                 471,435
LONG-TERM LIABILITIES
Bank debt                                                 181,000              -         117,112     A            298,112
Other                                                         155              -               -                      155
                                                    --------------  -------------   -------------           --------------
Total liabilities                                         350,281        310,477         108,944                  769,702
                                                    --------------  -------------   -------------           --------------
PARENT COMPANY INVESTMENT                                       -        106,181        (144,355)    B                  -
                                                                                          42,743     C
                                                                                          (4,569)    D
PARTNERS' CAPITAL
Common unitholders
  (20,059,239 units outstanding,
  21,366,429 pro forma)                                   260,518              -          25,000     A            285,518
Subordinated unitholders
  (10,026,619 units outstanding)                           21,214              -               -                   21,214
General partner                                             1,299              -             253     A              1,552
                                                    --------------  -------------   -------------           --------------
                                                          283,031        106,181         (80,928)                 308,284
                                                    --------------  -------------   -------------           --------------
                                                        $ 633,312      $ 416,658        $ 28,016               $1,077,986
                                                    ==============  =============   =============           ==============

           See notes to pro forma consolidated financial statements.

              PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
            PRO FORMA CONSOLIDATED STATEMENT OF INCOME (unaudited)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                 (in thousands, except unit and per unit data)

                                                       Historical
                                           ----------------------------------
                                             Plains All         Scurlock
                                              American           Permian          Pro Forma
                                           Pipeline, L.P.      Businesses        Adjustments      Note       Pro Forma
                                           ----------------  ----------------  ----------------  -------  ----------------
REVENUES                                       $455,760          $775,331          $   (493)       D          $ 1,206,482
                                                                                    (23,119)       J
                                                                                       (997)       K
COST OF SALES
AND OPERATIONS                                  435,932           763,511               (94)       D            1,171,757
                                                                                       (569)       H
                                                                                       (372)       I
                                                                                    (23,119)       J
                                                                                        757        K
                                                                                       (498)       L
                                                                                     (3,791)       M
TAXES OTHER THAN
INCOME TAXES                                          -               757              (757)       K                    -

INVENTORY MARKET
VALUATION CREDIT                                      -           (10,014)           10,014        N                    -
                                        ---------------   ---------------   ---------------               ---------------
Gross Margin                                     19,828            21,077            (6,180)                       34,725
                                        ---------------   ---------------   ---------------               ---------------
EXPENSES
General and administrative                        2,178             7,956              (443)       D                9,200
                                                                                       (256)       H
                                                                                       (235)       L
Depreciation and amortization                     2,831             2,952               (59)       D                4,339
                                                                                      1,507        F
                                                                                     (2,892)       G
                                        ---------------   ---------------   ---------------               ---------------
Total expenses                                    5,009            10,908            (2,378)                       13,539
                                        ---------------   ---------------   ---------------               ---------------
Operating income                                 14,819            10,169            (3,802)                       21,186

Interest expense                                  3,193                 -             2,248        E                5,441
Other expense                                       410                 -                 -                           410
Interest and other income                           (97)                -               547        D                 (547)
                                                                                       (997)       K
                                        ---------------   ---------------   ---------------               ---------------
NET INCOME                                     $ 11,313          $ 10,169          $ (5,600)                  $    15,882
                                        ===============   ===============   ===============               ===============
BASIC AND DILUTED
NET INCOME PER
LIMITED PARTNER UNIT                           $   0.37                                                          $   0.50
                                        ===============                                                   ===============
WEIGHTED AVERAGE NUMBER
OF UNITS OUTSTANDING                         30,088,858                                                        31,396,048
                                        ===============                                                   ===============

           See notes to pro forma consolidated financial statements

              PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                 (in thousands, except unit and per unit data)

                                                  Historical
                              ---------------------------------------------------
                               Plains All American Pipeline, L.P.
                              ------------------------------------
                               November 23,       January 1,
                                 1998 To           1998 To           Scurlock
                               December 31,      November 22,        Permian          Pro Forma
                                   1998              1998           Businesses       Adjustments    Note       Pro Forma
                              ---------------   ---------------   ---------------   --------------  ------   --------------
                                                 (Predecessor)
REVENUES                           $ 176,445         $ 953,244       $ 3,773,536         $ (2,502)    D         $4,796,695
                                                                                         (103,242)    J
                                                                                             (786)    K
COST OF SALES
  AND OPERATIONS                     168,946           922,263         3,742,276           (1,451)    D          4,735,137
                                                                                           (2,277)    H
                                                                                           (1,460)    I
                                                                                         (103,242)    J
                                                                                            2,653     K
                                                                                           (2,781)    L
                                                                                           10,210     M
TAXES OTHER THAN
  INCOME TAXES                             -                 -             2,653           (2,653)    K                  -
INVENTORY MARKET
  VALUATION CHARGE                         -                 -            10,014          (10,014)    N                  -
                              ---------------   ---------------   ---------------   --------------           --------------
Gross Margin                           7,499            30,981            18,593            4,485                   61,558
                              ---------------   ---------------   ---------------   --------------           --------------
EXPENSES
General and administrative               771             4,526            31,033             (585)    D             32,979
                                                                                           (1,023)    H
                                                                                           (1,743)    L
Depreciation and
  amortization                         1,192             4,179            11,136             (248)    D             11,397
                                                                                            6,026     F
                                                                                          (10,888)    G
                              ---------------   ---------------   ---------------   --------------           --------------
Total expenses                         1,963             8,705            42,169           (8,461)                  44,376
                              ---------------   ---------------   ---------------   --------------           --------------
Operating income (loss)                5,536            22,276           (23,576)          12,946                   17,182

Interest expense                       1,371             8,492                 -            9,118     E             18,981
Related party interest
  expense                                  -             2,768                 -                -                    2,768
Interest and other income                (12)             (572)                -              (65)    D             (1,435)
                                                                                             (786)    K
                              ---------------   ---------------   ---------------   --------------           --------------
Net income (loss) before
  provision in lieu
  of income taxes                      4,177            11,588           (23,576)           4,679                   (3,132)

Provision in lieu of
  income taxes                             -             4,563                 -                -                    4,563
                              ---------------   ---------------   ---------------   --------------           --------------
NET INCOME (LOSS)                    $ 4,177           $ 7,025         $ (23,576)         $ 4,679                 $ (7,695)
                              ===============   ===============   ===============   ==============           ==============
BASIC AND DILUTED
  NET INCOME (LOSS)
  PER LIMITED
  PARTNER UNIT                        $ 0.14            $ 0.40                                                     $ (0.24)
                              ===============   ===============                                              ==============
WEIGHTED AVERAGE
  NUMBER OF UNITS
  OUTSTANDING                     30,088,858        17,003,858                                                  31,396,048
                              ===============   ===============                                              ==============

           See notes to pro forma consolidated financial statements

              PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
       NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

INTRODUCTION

     The accompanying unaudited pro forma consolidated financial statements are presented to reflect the acquisition of Scurlock Permian LLC and certain other pipeline assets (the "Scurlock Acquisition") from Marathon Ashland Petroleum LLC ("MAP") by Plains Scurlock Permian, L.P. ("Plains Scurlock"), a newly formed operating limited partnership of Plains All American Pipeline, L.P. ("PAA"). The Scurlock Acquisition was consummated on May 12, 1999, and has been accounted for using the purchase method of accounting. The pro forma consolidated balance sheet as of March 31, 1999 and the pro forma consolidated statement of income for the three months ended March 31, 1999 are based upon the historical financial statements of PAA, and the Scurlock Permian Businesses ("Scurlock"). The Scurlock financial statements pertain to the business sold to PAA by MAP and represent a carve-out financial statement presentation of a MAP operating unit. PAA is a limited partnership formed in the third quarter of 1998, to acquire and operate the midstream crude oil business and assets of Plains Resources Inc. and its wholly owned subsidiaries (the "Plains Midstream Subsidiaries" or the "Predecessor"). On November 23, 1998, PAA completed the initial public offering and the transactions whereby PAA became the successor to the business of the Predecessor. The pro forma consolidated statement of operations for the year ended December 31, 1998, is based on the historical consolidated income statement of PAA (for the period from November 23, 1998 to December 31, 1998), the historical combined income statement of the Predecessor (for the period from January 1, 1998 to November 22, 1998), and the historical statement of operations of Scurlock for the year ended December 31, 1998. Certain reclassifications have been made to the historical Scurlock financial statements to conform to PAA's presentation (see pro forma note K.)

     The unaudited pro forma consolidated financial statements are not necessarily indicative of the results of the future operations of PAA. The unaudited pro forma consolidated financial statements should be read in conjunction with the notes thereto and the historical financial statements of Scurlock, included in Item 7 (a) of this Form 8-K/A. In addition, reference should be made to the historical financial statements of PAA included in Form 10-K for the year ended December 31, 1998, and included in Form 10-Q for the three months ended March 31, 1999, filed with the Securities and Exchange Commission.

     The following unaudited pro forma consolidated financial statements have been prepared as if the Scurlock Acquisition and related transactions had taken place on March 31, 1999, in the case of the pro forma consolidated balance sheet or as of January 1, 1998 in the case of the pro forma consolidated statement of income for the three months ended March 31, 1999, and the pro forma consolidated statement of operations for the year ended December 31, 1998.

     In addition to the pro forma adjustments below, PAA estimates that certain costs which are included in the historical financial statements of Scurlock will not be incurred by PAA in its operations of Scurlock. Such amounts include (i) approximately $1.4 million of severance costs included in the Scurlock historical statement of operations for the year ended December 31, 1998 related to staff reductions implemented by Scurlock in the fourth quarter of 1998 for employees that PAA does not plan to replace, (ii) approximately $2.5 million of compensation and benefits expense related to the staff reductions discussed in item (i) which are included in the Scurlock historical statement of operations for the year ended December 31 1998, and (iii) approximately $1.1 million and $3.5 million which are reflected in the Scurlock historical statement of operations for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively, for amounts of corporate overhead allocated by MAP to Scurlock.

PRO FORMA ADJUSTMENTS

     A. Reflects the financing for the Scurlock Acquisition which was provided through (i) a borrowing of approximately $92 million under a limited recourse bank facility with BankBoston, N.A. (the "Plains Scurlock Credit Facility"),
(ii) the sale to PAA's general partner ("General Partner") of 1.3 million Class B Common Units of PAA ("Class B Units") at $19.125 per unit, the price equal to the market value of PAA's common units, for a total cash consideration of $25 million and (iii) a $25 million draw under PAA's existing revolving credit agreement. In addition, the General Partner's $0.3 million capital contribution resulting from the sale of the Class B Units is reflected.

     The Class B Units are initially pari passu with Common Units with respect to distributions, and after six months are convertible into Common Units upon approval of a majority of Common Unitholders. After such six month period, the Class B Unitholder may request that PAA call a meeting of Common Unitholders to consider approval of the conversion of Class B Units into Common Units. If the approval of such conversion by the Common Unitholders is not obtained within 120 days of such request (the "Initial Approval Period"), the Class B Unitholders will be entitled to receive distributions, on a per unit basis, equal to 110% of the amount of distributions paid on a Common Unit, with such distribution right increasing to 115% if such approval is not secured within 90 days after the end of the Initial Approval Period. Except for the vote to approve the conversion, Class B Units have the same voting rights as the Common Units.

     B. Reflects the consummation of the Scurlock Acquisition and the related purchase accounting entries. The purchase price was allocated in accordance with APB 16 as follows (in thousands):

                Crude oil pipeline, gathering and terminal assets      $124,725
                Other property and equipment                              1,503
                Pipeline linefill                                        16,057
                Debt issue costs                                          3,100
                Net working capital items                                (3,020)
                                                                       --------
                Cash paid                                              $142,365
                                                                       ========

     The purchase price allocation was based on preliminary estimates of fair value and is subject to adjustment as additional information becomes available and is evaluated. Approximately $16.0 million representing minimum amounts of crude oil which are required to operate Scurlock's pipeline and gathering assets have been classified as pipeline linefill, a long-term asset. Pipeline linefill was classified as a current asset and included in inventory by Scurlock. Approximately $1.7 million of intangible assets and $2.5 million of materials and supplies inventory reflected in Scurlock's historical balance sheet has been eliminated in the purchase accounting entries. In addition, approximately $2.5 million representing Scurlock's 50% investment in a crude oil tank has been reclassified as property and equipment from other assets and included in the purchase price allocation based on PAA's valuation of from other assets such asset.

     The purchase accounting entries include a $1.0 million accrual for estimated environmental remediation costs. Under the agreement for the sale of Scurlock by MAP to Plains Scurlock, MAP has agreed to indemnify and hold harmless Scurlock and Plains Scurlock for claims, liabilities and losses (collectively "Losses") resulting from any act or omission attributable to Scurlock's business or properties occurring prior to the date of the closing of such sale to the extent the aggregate amount of such Losses exceed $1 million; provided however, that claims for such Losses must be asserted by Scurlock against MAP on or before May 15, 2003.

     C. Reflects the reclassification of Scurlock's net receivables from MAP for crude oil purchases. Such amounts, which were paid by MAP in cash subsequent to March 31, 1999, were reflected in the Scurlock historical financial statements as a component of Parent Company Investment.

     D. Reflects the elimination of certain assets that were not purchased by PAA, including associated revenues and expenses.

     E. Reflects pro forma interest expense on (i) borrowings of approximately $92 million under the Plains Scurlock Credit Facility and (ii) borrowings of $25 million under PAA's existing credit facility. PAA has entered into a series of 21 month interest rate collars, which provide for a floor of 5.04% and a ceiling of 6.5% on a notional principal amount of $90 million of the LIBOR portion outstanding under the Plains Scurlock Credit Facility. Pro forma interest expense was calculated based on a composite annual interest rate of 7.8%. The effect of a 1/8% change in the pro forma interest rate would be approximately $37,000 for the three months ended March 31, 1999 and approximately $150,000 for the year ended December 31, 1998.

     F. Reflects pro forma depreciation and amortization expense based on the purchase price of the Scurlock assets by PAA. The pro forma composite useful depreciable life of the fixed assets acquired is 23 years. Debt issue costs incurred in connection with the Scurlock Acquisition are amortized using the straight-line method over five years, the term of the Plains Scurlock Credit Facility.

     G. Reflects the elimination of historical Scurlock depreciation and amortization expense.

     H. Reflects the reduction in compensation and benefits expense due to staff terminations implemented by PAA at May 12, 1999. PAA has no plans to replace these personnel. Such amounts reflect the historical compensation expenses incurred by Scurlock. The termination of personnel is not expected to adversely impact PAA's revenues or costs.

     I. Reflects the cost reduction for services provided to Scurlock by MAP related to the operation of certain pipeline assets. The Scurlock Acquisition agreement provides for a reduced cost for such services subsequent to the acquisition date.

     J. Reflects the elimination of historical sales and purchases and associated receivables and payables between Scurlock and PAA.

     K. Reflects the reclassification of certain items to conform to the classification of such items in PAA's historical financial statements.

     L. Reflects the elimination of expenses associated with MAP's profit sharing and post retirement pension, health and benefit plans in which Scurlock's employees are no longer entitled to participate so that cost of sales and operations and general and administrative expense reflect the ongoing cost of employee benefits to PAA.

     M. Reflects the restatement of Scurlock's inventory at average cost, which is the inventory costing method utilized by PAA. Scurlock utilized the LIFO method to determine inventory cost.

     N. Reflects the reversal of the adjustment made to Scurlock's historical financial statements to value inventory at lower of cost or market as Scurlock's inventory stated at average cost is lower than market, and no such adjustment is necessary.